Exhibit 10.14

Commitment Letter Regarding Foreign Exchange Matters
As the controlling shareholder of ACM Research (Shanghai), Inc. (hereinafter referred to as the “issuer”), the enterprise now makes the following commitment with respect to the foreign exchange matters related to the issuer:
If the issuer or its holding company is subject to punishment by the foreign exchange management department for the company’s initial public offering of stock and related foreign exchange matters before the listing on the Science and Technology Board, the enterprise will unconditionally compensate the issuer and its holding company in full and bear all the expenses arising from these issues that should be paid by the issuer and its holding company.
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ACM RESEARCH, INC.

Signature: /s/ Hui Wang

Name: HUI WANG

Title: Authorized representative

Date: Year Month Day